Exhibit 23.4

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-261365) of FAT Brands Inc. of our report dated June 15, 2021 except for Note 14 – Revisions to Previously Issued Consolidated Financial Statements, which is as of January 31, 2022, on the consolidated financial statements of Fazoli’s Group, Inc. and Subsidiaries as of and for the years ended March 31, 2021 and April 1, 2020, which is included in the Form 8-K/A filed by FAT Brands Inc. on January 31, 2022. We also consent to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP
Oak Brook, Illinois
February 4, 2022